Exhibit 16.1


                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 29, 2002


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 22, 2002, of Bcom3 Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Copy to:
Ms. Eileen A. Kamerick
Executive Vice President and Chief Financial Officer
Bcom3 Group, Inc.